Exhibit 16
Form 8-K
Cardiff International, Inc.
File No. 000-49709

SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
2525 15th Street, Suite 3H
Denver, CO 80211
(303) 480-5037 FAX (303) 480-5038

March 15, 2006

United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C. 20549

Re: Cardiff International, Inc.

Ladies and Gentlemen:

The undersigned Schumacher & Associates, Inc. previously acted as independent accountants to audit the financial statements of Cardiff International, Inc. We are no longer acting as independent accounts to the Company.

This letter will confirm that we have reviewed Item 4 of the Company’s Form 8-K dated March 15, 2006 captioned “Changes in Registrant’s Certifying Accountant” and that we agree with the statements made therein as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Dated this 15th day of March, 2006.

Sincerely,

/s/ Schumacher & Associates, Inc.